Exhibit 99.1

Media contact: Karla Olsen, senior manager, media relations Phone: 888.613.0003 FAX: 316.261.6769 karla_olsen@wr.com

WESTAR ENERGY NAMES TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

TOPEKA, Kan., Oct. 20, 2004 – Westar Energy, Inc. (NYSE:WR) today announced the appointment of Sandra A.J. Lawrence and Jerry B. Farley to its board of directors.

“I am pleased to welcome Sandra and Jerry as directors,” said Charles Q. Chandler, IV, Westar Energy chairman of the board. “Their professional and educational experience complements that of our other directors.”

Lawrence is senior vice president and treasurer of Midwest Research Institute, headquartered in Kansas City, Mo. MRI is an independent, not-for-profit laboratory that conducts scientific research and technology development for industry and government. She formerly held executive positions with Frontier Medical Research, Global Packaging Solutions, Gateway, Inc., and Stern Brothers. She also serves on the boards of several corporations and civic and charitable organizations.

Lawrence, 47, her husband, Willie E. Lawrence, Jr., MD, and three children reside in Leawood, Kan. She has a master’s of business administration degree from Harvard Business School, a master’s of architecture degree from the Massachusetts Institute of Technology, and a bachelor’s degree in psychology from Vassar College.

Farley is president of Washburn University in Topeka, Kan. Washburn provides liberal arts and professional education to more than 7,000 undergraduate and graduate students. Before becoming Washburn’s president in 1997, he held administrative leadership positions and was a professor of education at the University of Oklahoma and Oklahoma State University. He serves on several civic and philanthropic boards.

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Farley, 58, and his wife, Susan, reside in Topeka. He has a doctorate in higher education administration and bachelor’s and master’s degrees in business, all from the University of Oklahoma. He is also a certified public accountant.

Westar Energy, Inc. (NYSE: WR) is the largest consolidated electric utility in Kansas, providing electric service to more than 650,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,800 miles of electric distribution and transmission lines. For more information about Westar Energy, visit us on the Internet at http://www.wr.com.